UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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Lyris, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

April 12, 2012

Dear Stockholder:

     You are cordially invited to attend the annual meeting (“Annual Meeting”) of stockholders of Lyris, Inc. to be held on Thursday May 10, 2012 at 10:30 a.m., local time, at the Lyris offices at 6401 Hollis St., Suite 125, Emeryville, CA 94608

     Details regarding admission to the Annual Meeting and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement (“Proxy Statement”). Included with the Proxy Statement is a copy of our 2011 Annual Report.

     Your vote is important. Whether or not you expect to attend the Annual Meeting, we encourage you to read the enclosed Proxy Statement and vote on the items presented. You may vote by mailing a completed enclosed proxy card and returning the enclosed proxy as promptly as possible. Your vote by proxy will ensure your representation at the Annual Meeting.

     Thank you for your ongoing support of Lyris, Inc. We look forward to seeing you at our Annual Meeting.

Very truly yours,

/s/ Wolfgang Maasberg
Wolfgang Maasberg
Chief Executive Officer

Emeryville, California
April 12, 2012

LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

____________

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Time:	10:30 a.m., Thursday, May 10, 2012

Place:	6401 Hollis St., Suite 125, Emeryville, California 94608

Record Date:	March 30, 2012

     Matters to be voted upon:

  Election of two Class I directors, Andrew Richard Blair and Nicolas De Santis Cuadra, for terms expiring at the 2015 annual meeting of stockholders,

  Ratification our Audit Committee’s appointment of Burr Pilger Mayer, Inc. as our independent registered public accounting firm for the fiscal year ending June 30, 2012; and

  Any other business as may be properly brought before the annual meeting or any adjournments or postponements thereof, pursuant to our bylaws.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record the close of business on the Record Date, are entitled to notice of, and to vote at, the Annual Meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection by any stockholder for any purpose germane to the Annual Meeting during ordinary business hours for the ten days preceding the Annual Meeting at our offices at the address on this notice and at the Annual Meeting. This notice of meeting and accompanying proxy statements are first being sent to our stockholders on or about April 12, 2012.

     Important notice regarding the availability of proxy materials for the 2012 Annual Meeting of stockholders. The proxy statement and our 2011 annual report to stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended June 30, 2011, are available at www.lyris.com under “Company,” then “Investor Relations,” under “SEC Filings,” then “10-K Annual Report” and “DEF 14A Definitive Proxy Statement”

By Order of the Board of Directors,
/s/Deborah C. Eudaley
Deborah C. Eudaley
Secretary

April 12, 2012

YOUR VOTE IS IMPORTANT
All stockholders are cordially invited to attend the Annual Meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure representation at the meeting, in the enclosed postage paid envelope, for your convenience. Returning your proxy will help us assure that a quorum will be present at the meeting and avoid the additional expense of duplicate proxy solicitations. Even if you have voted by proxy, you may still vote in person if you attend the meeting.

LYRIS, INC.
6401 Hollis St., Suite 125
Emeryville, CA 94608-1090

____________

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To be held at 10:30 a.m., on Thursday, May 10, 2012
at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608

________________________

     We are furnishing this proxy statement to our stockholders in connection with the 2012 Annual Meeting of Stockholders.

     Our Board of Directors is soliciting the proxy of our stockholders to vote their shares at the annual meeting. These proxy materials have been prepared by our management for the Board of Directors. This proxy statement and the accompanying form of proxy are first being sent to our stockholders on or about April 12, 2012

     The mailing address for our principal executive office is 6401 Hollis St., Suite 125, Emeryville, CA 94608-1090.

_________________________

PROCEDURAL MATTERS

SOLICITATION AND REVOCABILITY OF PROXIES

     The Board of Directors (“Board of Directors”) of Lyris, Inc. (“Lyris” or the “Company”) requests your proxy for use at the annual meeting (“Annual Meeting”) of our stockholders to be held on Thursday, May 10, 2012 at 10:30 a.m. local time, at our offices at 6401 Hollis St., Suite 125, Emeryville, California 94608, and at any adjournment or postponement thereof. By signing and returning the enclosed proxy (“Proxy”), you authorize the persons named on the Proxy to represent you and to vote your shares at the annual meeting. This Proxy Statement and the form of Proxy were first mailed to our stockholders on April 12, 2012.

     This solicitation of proxies is made by the Board of Directors and will be conducted primarily by mail. Officers, directors and employees may solicit proxies personally or by telephone, telegram or other forms of electronic, wire or facsimile communication. We may also request banking institutions, brokerage firms, custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of our common stock, par value $0.01 per share (“Common Stock”) that those companies hold of record. The costs of the solicitation, including reimbursement of such forwarding expenses, will be paid by us.

     If you attend the Annual Meeting, you may vote in person. If you are not present at the Annual Meeting, your shares can be voted only if you have returned a properly signed Proxy or are represented by another Proxy. You may revoke your Proxy at any time before it is exercised at the Annual Meeting by (a) signing and submitting a later-dated Proxy to our corporate Secretary, (b) delivering written notice of revocation of the Proxy to our corporate Secretary, or (c) voting in person at the Annual Meeting. In the absence of any such revocation, shares represented by the persons named on the Proxies will be voted at the Annual Meeting.

VOTING AND QUORUM

     The only voting securities we currently have outstanding are shares of our Common Stock. As of the close of business on March 30, 2012 (“Record Date”), there were 9,423,362 shares of Common Stock outstanding and entitled to be voted at the Annual Meeting.

     Each outstanding share of Common Stock is entitled to one vote. The presence, in person or by proxy, of a majority of the shares of Common Stock issued and outstanding and entitled to vote as of the Record Date shall constitute a quorum at the Annual Meeting. If a quorum is not present, in person or by proxy, at the Annual Meeting or any adjournment thereof, the Chairman of the Annual Meeting or the holders of a majority of the Common Stock entitled to vote who are present or represented by proxy at the Annual Meeting may adjourn the Annual Meeting until a quorum is present. At any such adjourned meeting at which a quorum is present, in person or by proxy, any business may be transacted that may have been transacted at the Annual Meeting had a quorum originally been present; provided that, if the adjournment is for more than 30 days or if after the adjournment a new record date is fixed for the adjourned meeting, notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the adjourned meeting. Abstentions and broker non-votes will count in determining if a quorum is present at the Annual Meeting. A broker non-vote occurs if a broker or other nominee attending the meeting in person or submitting a Proxy does not have discretionary authority and has not received voting instructions with respect to a particular item.

PROPOSAL ONE

ELECTION OF TWO CLASS III DIRECTORS

     The Board of Directors has designated Andrew Richard Blair and Nicolas De Santis Cuadra as nominees for election as Class I directors of the Company at the Annual Meeting (“Nominees”). Each Nominee currently serves as a Class I director. If elected, a Nominee will serve until the expiration of his term at the 2015 annual meeting of stockholders, and until his respective successor is elected and qualified, or until his earlier death, resignation or removal from office. For information about the Nominees, see “Directors.”

     The Board of Directors has approved the nomination of the Nominees, and each nominee has consented to serve if elected by the stockholders. The Board of Directors has no reason to believe that a Nominee will be unable or unwilling to serve if elected. If a Nominee becomes unable or unwilling to serve, your Proxy will be voted for the election of a substitute nominee recommended by the current Board of Directors.

Required Vote and Recommendation

     The election of directors requires the affirmative vote of a plurality of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Accordingly, under Delaware law and our Certificate of Incorporation and Bylaws, abstentions and broker non-votes will not have any effect on the election of a particular director. Unless otherwise instructed or unless authority to vote is withheld, the enclosed Proxy will be voted for the election of the Nominees.

     The Board of Directors recommends that the stockholders vote “FOR” the election of the Nominees.

PROPOSAL TWO

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     On October 27, 2011, the Audit Committee of the Board of Directors (“Audit Committee”) selected Burr Pilger Mayer, Inc. (“BPM”) to serve as our independent registered public accounting firm for the fiscal year ending June 30, 2012. Representatives of BPM, which also served as the Company’s independent auditors for the fiscal year ended June 30, 2011, are not expected to be present at the Annual Meeting.

     The Audit Committee has the responsibility for selecting our independent registered public accounting firm, and stockholder ratification is not required by law or otherwise. However, the selection is being submitted for ratification at the Annual Meeting with a view towards soliciting the stockholders’ opinion, which the Audit Committee will take into consideration in future deliberations. If the selection of BPM as our independent registered public accounting firm is not ratified at the Annual Meeting, the Audit Committee will consider the engagement of other independent registered public accounting firms without the approval of our stockholders whenever the Audit Committee deems termination necessary or appropriate.

Required Vote and Recommendation

     Ratification of the selection of BPM as our independent registered public accounting firm for the fiscal year ending June 30, 2012, requires the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting. Under Delaware law and our Certificate of Incorporation and Bylaws, an abstention will have the same legal effect as a vote against the ratification of BPM, and each broker non-vote will reduce the absolute number, but not the percentage, of affirmative votes necessary for approval of the ratification. Unless otherwise instructed on the proxy or unless authority to vote is withheld, the enclosed proxy will be voted for the ratification of BPM as our independent auditors for the fiscal year ending June 30, 2012.

     The Board of Directors recommends that stockholders vote “FOR” the ratification of the selection of Burr Pilger Mayer, Inc. as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2012.

EXECUTIVE OFFICERS

     The executive officers, as listed below, were appointed by the Board of Directors to serve in such capacities until their respective successors have been duly appointed and qualified, or until their earlier death, resignation or removal from office.

Wolfgang Maasberg, age 39, was appointed our Chief Executive Officer in August 2010. He also serves on our Board of Directors. Prior to joining our Company, Mr. Maasberg served as Vice President Sales, Americas, of the Omniture business unit at Adobe Systems since its January 2010 acquisition of Omniture. From May 2005 to January 2010, Mr. Maasberg served in various senior sales management positions at Omniture, including most recently as Senior Vice President Sales, Americas. Prior to Omniture he held sales and sales leadership responsibilities at Coremetrics, Inc., a provider of web analytics software, where he finished as Regional Vice President of Sales, North America. Mr. Maasberg began his career at Dell Computer in 1997 and in 2000 joined FIT Technologies, an information technology company, as Vice President of Sales.

     Deborah Eudaley, age 54 was appointed our Chief Financial Officer in November 2011. Prior to joining our Company, Ms. Eudaley served as Chief Financial Officer for Cloudmark Inc., a private messaging security software company, since June 2010, where she managed all finance, accounting and human resources matters. From 2004 to February 2010, she was Chief Financial Officer and Senior Vice President of Finance and Operations for GoldenGate Software Inc., a transaction data management company, which was acquired by Oracle Corporation in 2009. Ms. Eudaley also served as Vice President, Financial Planning & Analysis for Riverdeep, Inc., a publisher of educational products, from 2003 to 2004. She also served as Chief Financial Officer for Indivos Inc., a developer of biometric based authentication for the payments processing market, from 2000 to 2002, Alibris Inc, a provider of hard to find books to business partners and consumers, from 1999 to 2000, and Placeware Inc., a provider of internet conferencing services, from 1998 to 1999. Ms. Eudaley holds a B.A. from U.C. Berkeley and an M.B.A. from California State University, Hayward.

     Philip Sakakihara, age 68, joined our Company as Chief Technology Officer in January 2011. Most recently, he was founder and CTO of OnVideon, a provider of SaaS-cloud computing solutions since 2008 and also founder and principal of Global Mountain Software, a full service software development and program management consulting business since 2006. Mr. Sakakihara prior experience includes CTO of Enterprise Products at Fidelity National Financial, Inc., an insurance provider, and at Hewlett Packard Company, where he began his career and was eventually General Manager for Distributed Computing Products. Mr. Sakakihara holds both a B.S. and an M.S. in applied mathematics, and served as a full time visiting professor at the University of California, Davis in networks, database, and object based systems.

     Nello Franco, age 45, who joined us in February, 2011 is our Company’s Senior Vice President of Customer Success responsible for all aspects of our portfolio of client services, including client relations and account implementation and management. Most recently, Mr. Franco was VP Field Operations for SCOPIX, a provider of technology solutions for retail store management since October 2009 and was previously with W-5 Networks since July 2005 where he was VP Marketing and Field Operations. From 2001-2005, Mr. Franco was VP, Services and Support for Tacit Software, Inc., a provider of expertise and knowledge software. Franco holds a BA degree in Political Science and International Relations from UCLA.

DIRECTORS

Nominees for Election—Class I Directors (term to expire at the 2012 Annual Meeting)

     Andrew Richard Blair, age 78, has been a member of our Board since November 2002. He is a founder of Freimark Blair & Company, Inc., a broker-dealer research boutique. Mr. Blair has served as President, Chief Executive Officer, Chief Financial Officer and as a director of Freimark Blair since January 1983. Mr. Blair holds a B.S. in Science and Business Administration from Wake Forest University. We believe that Mr. Blair possesses specific attributes that qualify him to serve as a member of our Board of Directors and to serve as chair of our Audit Committee, including his financial and accounting expertise and his substantial knowledge of financial markets.

     Nicolas De Santis Cuadra, age 46, has been a member of our Board since January 2003. Mr. De Santis Cuadra has served since January 2003 as the Chief Executive Officer of London-based Twelve Stars Communications (now called Corporate Vision Strategists), an international strategic vision and brand business consulting firm, located in London, England, which Mr. De Santis Cuadra founded in 1994. He previously served as the Chief Executive Officer of Twelve Stars Communications from 1994 until December 1998. From December 2000 until January 2003, Mr. De Santis Cuadra served as the marketing director of OPODO Ltd., an online travel portal owned by British Airways, Lufthansa, Air France and several other European-based airlines. From January 1999 until December 2000, Mr. De Santis Cuadra served as Senior Vice President and Chief Marketing Officer of Beenz.com, the Internet currency website, sold to Carlson Marketing, the U.S. based global marketing services company. We believe that Mr. De Santis’ should serve as a member of our Board of Directors because his substantial strategic planning and marketing experience and his executive experience at several Internet related businesses.

Continuing Class II Directors (term to expire at the 2013 Annual Meeting)

     Roy Camblin, age 65, has been a member of our Board since February 2012. Since 2002, Mr. Camblin has been an independent strategic consultant. During this period of time, Mr. Camblin served as Chief Executive Officer and director of Cleanfish, Inc., an environmentally responsible seafood broker from April 2009 to March 2010 and as Senior Vice President of Engineering at Zebra Technologies Corp., a manufacturer of printers and supplies from June, 2006 to November, 2008. Prior to becoming an independent consultant, Mr. Camblin has served as Senior Vice President and Chief Information Officer at Epiphany, Inc., a software company from 2001 to 2002, CEO and board member of Netgateway, Inc., an Internet service provider, from 1999-2000, EVP and Chief Information Officer at CB Richard Ellis, a real estate services firm, from 1998-1999, Vice President of Global Operations and Technology at Citigroup, Inc. from 1996 to 1998 and Senior Vice President and Chief Information Officer at Oracle Corporation from 1993 to 1995. We believe that Mr. Camblin should serve as a member of our Board because of his broad executive management background and extensive senior-level technology experience

     Christopher Harrington, age 42, has been a member of our Board since February 2012. Mr. Harrington has been Vice President, Americas Enterprise Sales for Adobe Systems, Inc. since October 2009 when he joined Adobe through the acquisition of Omniture, Inc., where Mr. Harrington served as President of Worldwide Sales and Client Services since 2002. At Omniture, Harrington oversaw all customer-facing operations within the organization, including business development, direct sales, channel sales, client services and professional services. Prior to joining Omniture, Harrington held sales leadership positions at Domain Systems, Inc., a system integrator and reseller, from 2001 to 2002 and RichRX, Inc., a provider of rich media marketing solutions, from 1999 to 2001. We believe that Mr. Harrington should serve as a member of our Board because of his experience as a senior sales executive at enterprise-focused, subscription-based digital marketing companies.

Continuing Class III Directors (term to expire at the 2014 Annual Meeting)

     Wolfgang Maasberg. See Mr. Maasberg’s biographical information in “Executive Officers” above. We believe that Mr. Massberg should serve on our Board of Directors because he serves as the Company’s Chief Executive Officer and President. He brings a wealth of experience to the Company from his prior positions as a senior executive at public technology companies and specifically companies in the subscription-based digital marketing business.

     William T. Comfort, III, age 45, has served as a member of our Board since May 2002 and as Chairman of the Board since November 2002. He was a private equity investment professional with CVC Capital Partners, a leading private equity firm based in London, England, from February 1995 until December 2000. From February 2001 to February 2003 he served as a consultant to Citicorp Venture Capital (“CVC”). He is now principal of Conversion Capital Partners Limited, an investment fund headquartered in London. Mr. Comfort also has served as a director of numerous public and private companies as a representative of CVC Capital Partners and CVC, from all of which he has resigned. Mr. Comfort is currently a director of Kofax, Inc. Mr. Comfort received his J.D. and L.L.M. in tax law from New York University School of Law. We believe Mr. Comfort should serve as a member of our Board of Directors based on the important perspective he brings to our Board of Directors and management team from his extensive experience as a investor in a numerous businesses, both public and privately held, providing guidance and counsel to a wide variety of companies, and service on the boards of directors of numerous private and publicly-held companies.

Term of Office

     Our Certificate of Incorporation provides that the Board of Directors shall be divided into three classes, designated Class I, Class II and Class III. Directors serve for staggered terms of three years each. Messrs. Blair and De Santis Cuadra currently serve as Class I directors, whose terms expire at the 2012 Annual Meeting. Messrs. Camblin and Harrington currently serve as Class II directors whose terms expire at the 2013 Annual Meeting. Messrs. Maasberg and Comfort currently serve as Class III directors whose terms expire at the 2014 Annual Meeting.

DIRECTOR INDEPENDENCE

     We have adopted The NASDAQ Stock Market’s standards for determining the independence of directors. Under these standards, an independent director means a person other than an executive officer or one of our employees or any other individual having a relationship which, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In addition, the following persons shall not be considered independent:

  A director who is, or at any time during the past three years was, employed by us;

  a director who accepted or who has a family member who accepted any compensation from us in excess of $100,000 during any period of twelve consecutive months within the three years preceding the determination of independence, other than the following:

    compensation for service on the Board of Directors or any committee thereof;

    compensation paid to a family member who is one of our employees (other than an executive officer); or

    under a tax-qualified retirement plan, or non-discretionary compensation;

  a director who is a family member of an individual who is, or at any time during the past three years was, employed by us as an executive officer;

  a director who is, or has a family member who is, a partner in, or a controlling shareholder or an executive officer of, any organization to which we made, or from which we received, payments for property or services in the current or any of the past three fiscal years that exceed 5% of the recipient's consolidated gross revenues for that year, or $200,000, whichever is more, other than the following:

    payments arising solely from investments in our securities; or

    payments under non-discretionary charitable contribution matching programs;

  a director who is, or has a family member who is, employed as an executive officer of another entity where at any time during the past three years any of our executive officers served on the compensation committee of such other entity; or

  a director who is, or has a family member who is, a current partner of our outside auditor, or was a partner or employee of our outside auditor who worked on our audit at any time during any of the past three years.

     For purposes of The NASDAQ Stock Market’s independence standards, the term “family member” means a person's spouse, parents, children and siblings, whether by blood, marriage or adoption, or anyone residing in such person's home.

     The Board of Directors has assessed the independence of each non-employee director under The NASDAQ Stock Market’s independence standards set forth above, and believes that all five non-employee directors (Messrs. Blair, Camblin, Comfort, De Santis and Harrington) are independent.

MEETINGS AND COMMITTEES OF DIRECTORS

     The Board of Directors had six meetings during fiscal 2011 (all of which were telephonic). The Board of Directors has two standing committees: the Audit Committee (which met four times, all telephonically) and the Compensation Committee (which met twice, both telephonically). Each of the committees is appointed by the Board of Directors. During the fiscal year ended June 30, 2011, no director attended fewer than 75% of the aggregate number of meetings of the Board of Directors and the number of committee meetings of which each director is a part.

     We do not have a formal policy concerning annual stockholder meeting attendance by directors. One director attended last year’s annual meeting.

Audit Committee

     The Audit Committee’s purpose is to assist the Board of Directors with its oversight of the following areas:

  our accounting and financial reporting process;

  the quality and integrity of the financial statements and other financial information that we provide to any governmental body or the public;

  our compliance with legal and regulatory requirements;

  the independent auditors’ qualifications and independence; and

  the performance of our internal audit function and independent auditors.

     The role and other responsibilities of the Audit Committee are set forth in the Audit Committee Charter. The Audit Committee Charter is available on our website. A copy of the Audit Committee Charter was attached to the proxy statement for the 2011 Annual Meeting as Appendix B. It is available at www.lyris.com under “Company,” then “Investor Relations,” under “SEC Filings,” and “DEF 14A Definitive Proxy Statement” filed on April 25, 2011.

     The members of the Audit Committee are Messrs. Blair and De Santis Cuadra, with Mr. Blair serving as chairman. The Board of Directors has affirmatively determined that all members of the Audit Committee meet the independence requirements of the listing standards of The NASDAQ Stock Market and the applicable rules and regulations of the Securities and Exchange Commission (“SEC”). Those standards require that, in addition to meeting the independence standards set forth under “Director Independence,” each member of the Audit Committee must not be an affiliate of ours and must not receive from us, directly or indirectly, any consulting, advisory or other compensatory fees except for fees for services as a director. The Board of Directors also has determined that Mr. Blair satisfies the requirements for an “audit committee financial expert” and has designated Mr. Blair as our audit committee financial expert.

Compensation Committee

     The Compensation Committee’s purpose is to assist the Board of Directors in determining the compensation of senior management and administering our benefit plans. The Compensation Committee is composed of Mr. Comfort.

     The Compensation Committee currently does not have a charter. The Compensation Committee establishes the salaries of all corporate officers, including the named executive officers set forth in the Summary Compensation Table under “Executive Compensation,” and directs and administers our incentive compensation plans. The Compensation Committee also reviews with the Board of Directors its recommendations relating to the future direction of corporate compensation practices and benefit programs. The Compensation Committee does not have the authority to delegate any of its responsibilities. The Compensation Committee may receive recommendations from our Chief Executive Officer or other officers regarding executive compensation and benefits, and may secure the services of our accounting and human resources department in fulfilling its responsibilities. To date, the Compensation Committee has not retained independent advisors in the fulfillment of its responsibilities.

     The Board of Directors has determined that Mr. Comfort satisfies the independence requirements of the listing standards of The NASDAQ Stock Market. Additionally, Mr. Comfort qualifies as a “non-employee director” under applicable SEC rules, and Mr. Comfort also qualifies as an “outside director” under Section 162(m) of the Code.

Nominating Procedures

     We do not currently have a nominating committee of the Board of Directors, and all director nominations are considered by the Board as a whole. The Board of Directors has determined that the Board as a whole is effective at furthering the goal of identifying nominees for service on the Board of Directors who will bring a variety of perspectives and skills from their professional and business experience. Depending upon the current needs of the Board and the Company, certain factors may be weighed more or less heavily. The Board may also consider candidates with appropriate non-business backgrounds as potential nominees. In considering potential nominees, the Board of Directors considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a nominee. However, the Board believes that all directors should have the highest character and integrity, a reputation for working constructively with others, sufficient time to devote to matters presented to the Board, and no conflict of interest that would interfere with performance as a director.

     The Board of Directors identifies nominees by first evaluating, on an informal basis, the current members of the Board willing to continue in service. Current members of the Board with skills and experience that are relevant to our business who are willing to continue in service are considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective or skill set. If any member of the Board does not wish to continue in service or if the Board decides not to re-nominate a member for re-election, the Board will then determine if there is a need to replace that director or reduce the number of directors serving on the Board, in accordance with our Bylaws and Certificate of Incorporation. If the Board determines a need to replace a non-continuing director, it identifies the desired skills and experience in light of the criteria set forth above. Current members of the Board are polled for suggestions as to individuals meeting those criteria, and research may also be performed to identify qualified individuals. To date, the has not formally engaged third parties to assist in identifying or evaluating potential nominees, although the Board reserves the right to do so in the future.

     Our Bylaws contain provisions addressing the process by which a stockholder may nominate an individual to stand for election to the Board of Directors at our Annual Meeting. Historically, we have not had a formal policy concerning stockholder recommendations for nominees. Given our size, the Board does not feel that such a formal policy is warranted at this time. The absence of such a policy, however, does not mean that a reasonable stockholder recommendation will not be considered, in light of our particular needs and the policies and procedures set forth above. Procedures for submitting such stockholder recommendations are set forth under “Stockholder Communications with the Board” below. The will reconsider this matter at such time as it believes that our circumstances, including our operations and prospects, warrant the adoption of such a policy.

Stockholder Communications with the Board

     We do not have a formal process by which stockholders may communicate directly with directors. However, in recent years, an informal process has developed in which communications sent to the Board of Directors or in care of an officer or another representative is forwarded to the Chief Executive Officer, who is also a director. We believe this process has adequately served the needs of the Board and our stockholders. In light of SEC disclosure rules on this matter, the Board may consider the development and adoption of more formal procedures. Until such procedures are adopted and disclosed to our stockholders, stockholders may direct communications intended for the Board to the Secretary of the Company, at 6401 Hollis St., Suite 125, Emeryville, California 94608. The envelope containing such communication must contain a clear notation indicating that the enclosed letter is a “Stockholder-Board Communication” or “Stockholder-Director Communication” or similar statement that clearly and unmistakably indicates the communication is intended for the Board. All such communications must clearly indicate the author as a stockholder and state whether the intended recipients are all members of the Board or just certain specified directors. The Secretary of the Company will make copies of all such communications and circulate them to the appropriate director or directors.

COMPENSATION OF DIRECTORS

     In fiscal year 2011, we paid each non-employee member of our Board of Directors an annual retainer of $25,000. Each non-employee director is also entitled to a fee of $1,000 per in-person meeting attended, a fee of $1,000 for each in-person committee meeting attended that is not scheduled in conjunction with a Board meeting, and a fee of $500 for all other committee meetings attended. Directors are also reimbursed for their out-of pocket expenses associated with the Board and committee meetings. Our executive officers do not receive additional compensation for serving on the Board. Mr. Comfort, our Chairman of the Board and Mr. Urry, who resigned from our Board effective August 31, 2011 waived all retainers and fees for their services.

Effective February 2, 2012 (“Appointment Date”), Roy Camblin and Chris Harrington were appointed as directors to fill vacancies on the Board. In lieu of participation in the Company’s existing non-employee director compensation policy, Mr. Camblin and Mr. Harrington received stock options instead of an annual cash retainer for their services as a director. Both Mr. Camblin and Mr. Harrington received stock option grants under the Company’s 2005 Equity-Based Compensation Plan. Upon their appointment to the Board, both directors received grants of 140,000 shares the Company’s common stock at an exercise price of $0.13, which the Board determined to be equal to the fair market value of the Company’s common stock on the Appointment Date. Each option vests over four years, with twenty five percent (25%) of the total number of shares subject to each option vesting on the first anniversary of the Appointment Date and the remainder vesting in equal installments quarterly thereafter. Additionally, both Mr. Camblin and Mr. Harrington each received options to purchase 15,000 shares of the Company’s common stock at an exercise price of $0.13. These options are fully vested on the Appointment Date and are exercisable immediately. So long as Mr. Camblin and Mr. Harrington remain in continuous service as directors, the Company will grant to each of Mr. Camblin and Mr. Harrington options to purchase 15,000 shares of the Company’s common stock at an exercise price equal to the then fair market value of the Company’s Common Stock on the date of grant on the first, second and third anniversaries of their Appointment Dates thereafter. Shares of common stock subject to these option grants will also be fully vested on date of grant and be exercisable immediately. All of the options have a ten-year term. If either Mr. Camblin or Mr. Harrington ceases to be one of the Company’s directors, their respective options would terminate 90 days thereafter.

     Director Compensation Table

     The table below summarizes the compensation paid to non-employee members of the Board of Directors for the fiscal year ended June 30, 2011.

	Fees Earned or	Stock
	Paid in Cash	Compensation	Total
Name	($)	($)	($)
Andrew Richard Blair	27,000 (1)	—	27,000
William T. Comfort III (2)	—	—	—
Nicolas De Santis Cuadra	27,000 (1)		27,000
James A. Urry (2)(3)	—	—	—
Luis Rivera (4)	—	—	—
____________________

(1)	Fees consist of a $25,000 annual retainer and additional payments for four telephonic Audit Committee meetings.

(2)	Messrs. Comfort and Urry waived all retainers and fees in FY 2011.

(3)	Mr. Urry resigned from our Board effective August 31, 2011.

(4)	Mr. Rivera was an employee until August 18, 2010 and therefore received no compensation for his service as a director. He remained a director after resigning his positions as an employee and waived all retainers and fees until his resignation from the board on November 7, 2010.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Our Compensation Committee during fiscal 2011 consisted of William T. Comfort, III, who also serves as our Chairman of the Board, and Mr. James A. Urry, who resigned from our Board effective August 31, 2011. See “Certain Relationships and Related Transactions” below for a description of related transactions involving us and Mr. Comfort and an entity controlled by Mr. Comfort.

     No executive officer of the Company serves as a member of the compensation committee or board of directors of another company of which an executive officer serves on the Compensation Committee, nor does any executive officer of the Company serve as a member of the compensation committee of another company of which an executive officer serves as a director of the Company.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS.

Subscription Agreements

     On November 21, 2011, Lyris entered into subscription agreements with 65 BR Trust, a trust for which Mr. Comfort is the investment advisor and has voting and dispositive power over the shares held by 65 BR Trust. Pursuant to the subscription agreements, 65 BR Trust purchased 19,047,619 shares of our common stock at a purchase price of $0.105 per share, or $2,000,000 in the aggregate.

Guaranty to Loan Agreement and Related Agreements

     In connection with the Seventh Amendment to our Loan and Security Agreement with Comerica Bank (the “Seventh Amendment”), Mr. Comfort entered into a Limited Guaranty, dated as of August 31, 2011 (“Limited Guaranty”), to guarantee the Company’s repayment of indebtedness under the Seventh Amendment. Mr. Comfort’s liability under the Limited Guaranty is limited to $1,000,000 with respect to advances made under the existing credit line and $2,500,000 with respect to advances made under the non-formula credit line. Mr. Comfort also entered into a Pledge and Security Agreement with the Bank (“Pledge Agreement”), a Reimbursement and Security Agreement with the Borrowers (“Reimbursement and Security Agreement”), and a Subordination Agreement with Comerica Bank and the Company (“Subordination Agreement”). Under the Pledge Agreement, Mr. Comfort granted Comerica Bank a security interest in cash collateral maintained at the bank, as security for the performance of Mr. Comfort’s obligations under the Limited Guaranty. The Company also agreed to reimburse Mr. Comfort for all amounts paid to Comerica Bank and all costs, fees and expenses incurred by Mr. Comfort under the Limited Guaranty and Pledge Agreement. As security for the Company’s reimbursement obligations, the Company granted Mr. Comfort a security interest in the same property which secures its obligations under the Loan and Security Agreement. Under the Subordination Agreement, the Company’s indebtedness and obligations to Mr. Comfort are subordinated to the Company’s indebtedness and obligations to Comerica Bank.

Employment Agreement

     Effective August 18, 2010, the Company entered into an employment agreement with Wolfgang Maasberg to serve as President and Chief Executive Officer and as a director of the Company. See “Item 11. Executive Compensation – Employment Agreements/Arrangements” for a summary of the terms of this agreement. The employment agreement also provides for certain severance payments to Mr. Maasberg described in greater detail above in “Item 11. Executive Compensation – Potential Payments upon Termination or Change in Control”.

     Effective January 31, 2011, the Company entered into an employment agreement with Keith Taylor to serve as Chief Financial Officer of the Company. See “Item 11. Executive Compensation – Employment Agreements/Arrangements” for a summary of the terms of this agreement. The employment agreement also provides for certain severance payments to Mr. Taylor described in greater detail above in “Item 11. Executive Compensation – Potential Payments upon Termination or Change in Control”.

     Effective November 4, 2011, the Company entered into an employment agreement with Deborah Eudaley to serve as Chief Financial Officer of the Company, pursuant to which Ms. Eudaley received an annual salary of $260,000 and would be eligible for a target annual bonus of $100,000 in 2012. Ms. Eudaley also received a sign-on bonus of $8,333 per month for the remainder of calendar year 2011. The Company also granted to Ms Eudaley an option to purchase 1,450,000 shares of Company common stock at an exercise price of $0.105 per share. The award was made pursuant to the Company’s 2005 Equity-Based Compensation Plan and will vest over four years, with 25% of the total number of shares vesting on the 12 month anniversary of her start date with the Company, and the remainder vesting quarterly thereafter. In addition if Ms. Eudaley is terminated by the Company without cause, she will receive a severance payment equal to 50% of her base salary, at the rate in effect on the date of termination of her employment, 50% of her annual bonus and 12 months of company-paid COBRA health insurance premiums. In the event the Company undergoes a change of control and Ms. Eudaley is terminated without cause within three months prior to or two years following a change in control, she will be entitled to a severance payment equal to six months of her base salary, at the rate in effect on the date of termination of her employment, 50% of her annual bonus, 12 months of company-paid COBRA health insurance premiums and accelerated vesting of her then unvested options.

Separation Agreement

     On August 18, 2010 the Company entered into a separation agreement and release agreement with Luis Rivera. Mr Rivera resigned from his positions as President and Chief Executive Officer. See “Item 11: Executive

Compensation - Potential Payments upon Termination or Change in Control” for a summary of the terms of the separation agreement.

     On February 4, 2011 the Company entered into a separation agreement and release agreement with Heidi Mackintosh, effective January 31, 2011. Mrs. Mackintosh resigned from her position as Chief Financial Offer. See “Item 11: Executive Compensation - Potential Payments upon Termination or Change in Control” for a summary of the terms of the separation agreement.

Indemnification Agreements

     We have entered into indemnification agreements with all of our directors. Under these agreements, we are obligated to indemnify the directors to the fullest extent permitted under the Delaware General Corporation Law for expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by them in any action or proceeding arising out of their services as a director. We believe that these indemnification agreements are helpful in attracting and retaining qualified directors.

Policies and Procedures

     Under SEC rules, we must disclose “related-person transactions” between Lyris or its subsidiaries and related persons. A related person is a director, officer, nominee for director, or 5% stockholder of the Company since the beginning of the last fiscal year, and the immediate family members of these persons. A transaction, or series of transactions, may constitute a “related-person transaction” if the amount involved exceeds $120,000, and a related person has a direct or indirect material interest. To date we have not adopted a formal written policy with respect to such related-party transactions. However, an informal, unwritten policy has been in place whereby all such related-party transactions are reported to, and approved by, the full Board (other than any interested director). Factors considered by the Board when deliberating such transactions include:

  whether the terms of such transaction are fair to us;

  whether the transaction are consistent with, and contribute to, our growth strategy; and

  what impact, if any, such transaction will have on the transfer restrictions currently in place with respect to our Common Stock.

All the related-person transactions listed above were approved by the full Board (other than those directors with interests in the transactions).

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

     Our compensation programs and policies focus mainly on retaining and attracting employees necessary to operate the acquired subsidiaries and grow our business. To date, we have not undertaken a formal study to determine whether compensation paid to our executives is competitive with that of our competitors. Instead, the Compensation Committee has focused on one-on-one negotiations with our executives at the time of hire for the purpose of recruiting the executive in order to assemble an executive team that will develop and implement our long-term strategic goals.

Annual Bonus Plan

          On August 1, 2008, the Compensation Committee approved an annual incentive bonus plan, under which key employees, including our named executive officers, are eligible to receive quarterly cash bonus payments. The objectives of the bonus plan are to align participants’ incentives with Lyris’ business goals and to reward and retain high performing key employees.

     Under the bonus plan, participants are eligible to receive bonuses based on individual performance and our Company’s performance. Individual performance objectives may be established by the Compensation Committee. Company performance (the “Company Performance Bonus”) is based on the following criteria: (1) net new monthly hosted revenue additions (“net new MRR”); (2) total revenue; and (3) corporate earnings before interest, taxes, depreciation and amortization (“EBITDA”). The Compensation Committee may select additional criteria for the Company Performance Bonus. For each bonus plan year, the Compensation Committee will establish the percentage to use for each of the criteria that comprise the Company Performance Bonus, such that participants are aware of the relative importance of each criterion in determining any Company Performance Bonuses. To the extent the Company exceeds performance targets participants are eligible for additional bonus awards.

     In the first and second quarters of fiscal 2011 the Compensation Committee determined not to set performance targets under this bonus plan due to the difficult economic environment and the executive turnover. However, the Compensation Committee believed that bonuses also serve an important retention purpose, so it decided to award discretionary bonuses to the named executives based on the Committee’s judgment about the Company’s financial resources that were available for this purpose and their evaluation of the individual performance of the executive. In the first and second quarters, only Ms. Mackintosh was an employee for both quarters and was awarded a bonus equal to 100% of her bonus potential. Mr. Maasberg joined the company midway through the first quarter and was awarded the guaranteed bonuses discussed above under “Employment Agreements/Arrangements” for the first and second quarters. Ms. Stewart joined the company midway through the second quarter and was awarded a bonus equal to 100% of her bonus potential prorated for that quarter.

     For the third and fourth quarters of fiscal 2011, the Compensation Committee established Company performance criteria under the bonus plan and no individual performance measures. The Company performance criteria were weighted as follows: 50% based on committed annual value of new contracts (ACV) and 50% on the contract value of cancelled contracts (churn).

	% Weighting	3rd Quarter	4th Quarter
New contract ACV	50	2,688,000	2,765,000
Churn	50	3,060,000	2,880,000

     Target bonus amounts for our named executive officers in fiscal 2011 were; 25% of annual base salary for Mr. Taylor; prorated for his start date in the third quarter and 24% of annual base salary for Ms. Stewart. Mr. Lovelady is paid commissions on achieving certain sales quotas and does not participate in the bonus plan.

     Mr. Maasberg’s performance bonus potential is $100,000 although for fiscal 2011, $30,000 of that bonus was guaranteed. His performance bonus is based on specific criteria negotiated between Mr. Maasberg and the Compensation Committee. For fiscal 2011, those objectives were: (1) restructure executive management team; stabilize existing product platforms; (3) develop and initiate next generation product strategy; (4) restructure the company’s technology investments; and (5) stabilize customer churn.

     Aggregate bonus amounts paid to our named executive officers in fiscal 2011 were: $100,000 for Mr. Maasberg; $19,701 for Mr. Taylor; and $26,612 for Ms. Stewart. These amounts were 100% for Mr. Maasberg, 95% for Mr. Taylor and 95% for Ms. Stewart.

Equity Compensation

          We grant stock options to executives when they are hired as a part of their overall compensation package. The number of options and corresponding vesting schedules are based on our perception of what our Compensation Committee believes is needed to be competitive in the marketplace. However, we do not conduct any formal peer group benchmarking studies. Additional option awards may be granted based on the recommendation of the chief executive officer and approved by the Compensation Committee in recognition of outstanding performance or upon an executive assuming additional responsibility.

Role of Executive Officers in Compensation Decisions

          The Compensation Committee makes all executive officer compensation decisions. The Compensation Committee actively considers, and has the ultimate authority of approving, recommendations made by the Chief Executive Officer regarding all equity-based awards to employees. Our Chief Executive Officer determines, in consultation with the Compensation Committee, the non-equity compensation of our employees who are not executive officers.

Employment Agreements and Change-In-Control Provisions

     Employment Agreements/Arrangements

We have entered into employment agreements with our named executive officers. The employment agreements have the following general terms.

          Wolfgang Maasberg. Effective August 18, 2010, we entered into an employment agreement with Wolfgang Maasberg in connection with his appointment to serve as our President and Chief Executive Officer. The term of the agreement is for three years and will automatically extend for one year at the end the initial term of the agreement and at the end of each annual extension term unless 90 days prior written notice is given prior to the end of the term. The initial base salary under the agreement is $350,000 and Mr. Maasberg is eligible to receive an annual cash bonus of up to $100,000, $30,000 of which is guaranteed for fiscal 2011. We agreed to pay Mr. Maasberg a sign on bonus of $10,000 per month for each month he remains an employee for up to 18 months. In addition, Mr. Maasberg received an award of options to purchase 1,500,000 shares of our common stock, par value $0.01 per share, at an exercise price of $0.33 per share that vest over four years, with 25% of the total number of shares subject to the option vesting on August 18, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the option on each three-month anniversary thereafter. We awarded Mr. Maasberg 4,500,000 restricted stock units (“RSUs”) that vest over four years, with 25% vesting on August 18, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the RSU on each three-month anniversary thereafter. Additionally, we agreed to pay Mr. Maasberg relocation payments not to exceed $94,500. Mr. Maasberg is eligible to participate in any of the Company’s employee benefit plans to the extent applicable generally to our other employees.

     The employment agreement also provides for certain payments to Mr. Maasberg described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Luis A. Rivera. Effective May 12, 2005, Lyris Technologies, Inc., our wholly owned subsidiary, entered into an employment agreement with Luis A. Rivera, to serve as President and Chief Executive Officer. The term of the agreement was for five years and expired on May 12, 2010. The initial annual base salary under the agreement was $200,000, which was raised to $250,000 on May 27, 2010 and Mr. Rivera was eligible to receive a quarterly performance bonus based on our profitability. In addition, Mr. Rivera received an award of options to purchase 3,600,000 shares of our Common Stock, par value $0.01 per share, at an exercise price of $0.30 per share that vested ratably on a quarterly basis over four years from the date of grant. Mr. Rivera was also eligible to participate in any “Investment Plans” and “Welfare Plans” (as defined in the employment agreement) to the extent applicable generally to our other employees.

     Mr. Rivera resigned from the Company effective August 18, 2010 and was entitled to certain severance payments under the terms of his employment agreement. The severance payments to Mr. Rivera are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Mr. Rivera is subject to non-competition and non-solicitation provisions for a twelve month period following his termination and ongoing confidentiality and non-disparagement obligations.

     Keith Taylor. Effective January 31, 2011, we entered into an agreement with Keith Taylor to serve as Chief Financial Officer. The annual base salary under the agreement is $275,000 and he is eligible for an incentive bonus of up to 25%. Mr. Taylor also received a sign on bonus of $60,000 payable monthly at a rate of $5,000 per month for his first twelve months of employment subject to repayment of one hundred percent of the bonus if he is terminated for cause or voluntarily terminated with in the first twelve months of his employment. Mr. Taylor is also eligible for a relocation allowance of up to $25,000 during his second year of employment subject to repayment of one hundred percent of this allowance if he is terminated for cause or voluntarily terminated within twelve months of the payment date of this allowance. Unless and until Mr. Taylor would relocate, he will be paid a commute expense allowance of $500 per month. Mr. Taylor received an award of options to purchase 1,250,000 shares of our Common Stock at an exercise price of $0.33 per share. Twenty-five percent of the shares underlying the option vest on January 31, 2012, which is the first anniversary of his date of hire and the remaining 75% vest in equal installments of 1/12 of the total number of shares subject to the option on each three month anniversary of his date of hire thereafter. Mr. Taylor is also eligible to participate in the Company’s benefit plans to the extent applicable generally to our other employees. The employment agreement also provided for certain severance payments to Mr. Taylor described in greater detail below in the section titled “Potential Payments upon Termination or Change of Control.” Mr. Taylor unexpectedly passed away on September 19, 2011.

     Heidi Mackintosh. Effective April 15, 2008, we entered into an agreement with Heidi Mackintosh to serve as Chief Financial Officer. The initial base salary under the agreement was $220,000 and she was also eligible for an incentive bonus of up to $49,500. In addition, Ms. Mackintosh received an award of options to purchase 400,000 shares of our Common Stock at an exercise price of $0.83 per share. Twenty-five percent of the shares underlying option vested on May 14, 2009, which was the first anniversary of her employment starting date and the remaining 75% vested in equal quarterly installments on the last day of each calendar quarter, provided that the fourth anniversary of her starting date was considered the last day of the quarter for vesting purposes. Ms. Mackintosh was also eligible to participate in the Company’s benefit plans to the extent applicable generally to our other employees. On January 19, 2010, Ms. Mackintosh was granted an award of options to purchase 150,000 shares of our Common Stock at an exercise price of $0.50 per share, which vested 25% on January 19, 2011 and the remaining 75% in equal quarterly installments on the last day of each calendar quarter provided that the fourth anniversary of the grant date shall be deemed to be the last day of the calendar quarter for vesting purposes. On May 24, 2010 Ms. Mackintosh was granted an award of options to purchase 100,000 shares of our Common Stock at an exercise price of $0.40 per share, which would vest in four equal annual installments beginning May 24, 2011.

     Ms. Mackintosh resigned from the Company effective January 31, 2011. Her unvested options were forfeited and she had 90 days to exercise her vested options, which she did not exercise. She was also entitled to certain severance payments under the terms of her employment agreement. The severance payments to Ms. Mackintosh are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Jim Lovelady. Effective October 25, 2010, we entered into an agreement with Jim Lovelady to serve as Senior Vice President of Sales. The initial base salary under the agreement is $185,000 and he is also eligible for an annual variable salary targeted at $95,000 paid monthly against quota performance. Mr. Lovelady also received a sign on bonus of $30,000 payable monthly at a rate of $5,000 per month for his first six months of employment subject to repayment of one hundred percent of the bonus if he voluntarily terminates within the first twelve months of his employment. In addition, Mr. Lovelady received an award of options to purchase 300,000 shares of our Common Stock at an exercise price of $0.33 per share. Twenty-five percent of the shares underlying the option vest on October 25, 2011, which is the first anniversary of his date of hire and the remaining 75% vest in equal installments of 1/12 of the total number of shares subject to the option on each three month anniversary of his date of hire thereafter. Mr. Lovelady is also eligible to participate in the Company’s benefit plans to the extent applicable generally to our other employees.

     Mr Lovelady resigned from the Company effective September 30, 2011. His unvested options were forfeited and he had 90 days to exercise his vested options, which he did not exercise. He was also entitled to certain severance payments under the terms of her employment agreement. The severance payments to Mr. Lovelady are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

     Tina Stewart. Effective November 15, 2010, we entered into an agreement with Tina Stewart to serve as Senior Vice President of Marketing. The initial base salary under the agreement is $236,000 and she is also eligible for an annual bonus of up to $56,000. Ms. Stewart was also eligible for reimbursement of hotel and living expenses of up to $15,000 during the first six months of her employment subject to repayment of one hundred percent of the expense reimbursement if she was terminated for cause or voluntarily terminated with in the first twelve months of his employment. In addition, Ms. Stewart received an award of options to purchase 500,000 shares of our Common Stock at an exercise price of $0.33 per share. Twenty-five percent of the shares underlying the option vest on November 24, 2011, which is the first anniversary of the date of the option grant and the remaining 75% vest in equal installments of 1/12 of the total number of shares subject to the option on each three month anniversary of the date of the option grant thereafter. Ms. Stewart is also eligible to participate in the Company’s benefit plans to the extent applicable generally to our other employees.

     Ms. Stewart resigned from the Company effective January 13, 2012. Her unvested options were forfeited and she has 90 days to exercise her vested options. She was also entitled to certain severance payments under the terms of her employment agreement. The severance payments to Ms. Stewart are described in greater detail below in the section titled “Potential Payments upon Termination or Change in Control.”

PENSION BENEFITS, NONQUALIFIED DEFERRED COMPENSATION AND OTHER BENEFITS

     We do not sponsor or maintain either a defined benefit plan or a nonqualified deferred compensation plan for the benefit of our employees.

     All executive officers are eligible to participate in our 401(k) plan and other benefit programs as described below. All executive officers are eligible to participate in the group health and 401(k) plans under the same terms and conditions as all other employees with the exception that, by the terms of his employment contract, the Company pays the employee contribution under our healthcare plan for our Chief Executive Officer, Luis Rivera. The amounts paid by the Company are disclosed below in the Summary Compensation Table and the related footnotes.

     Prior to our March 15, 2009 payroll, our 401(k) plan provides for employer matching funds of up to 50% of the first 6% of an employee’s salary for all qualifying employees including executive officers. The employer matching funds for all employees were discontinued following the March 15, 2009 payroll. We do not provide any other retirement benefits or tax-qualified deferred compensation plans or programs for our executive officers.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Mr. Maasberg. Pursuant to his employment agreement, in the event Mr. Maasberg’s employment is terminated for Cause or he is separated from service to the Company for any reason other than his resignation for Good Reason, Mr. Maasberg will be entitled to the following:

  any unearned but unpaid base salary;
  Other unpaid vested amounts or benefits under the compensation, incentive and benefit plans of the Company in which he participates; and
  Any unreimbursed business expenses.

     Mr. Maasberg’s agreement also provides for additional payments in the event of a change of control of the Company, as more specifically defined in his employment agreement. In the event of his separation from employment by the Company without Cause or for Good Reason within six months prior to a change in control and provided that Mr. Maasberg delivers a general release of claims in favor of the Company, Mr. Maasberg would receive the following benefits in addition to the items mentioned above:

  Lump sum payment equal to twelve months of his then-current base salary;
  Lump sum payment equal to his target bonus, prorated based on the number of days out of the applicable year he was employed by the Company prior to his separation from service.;
  Lump sum payment of his guaranteed bonus of $30,000 for fiscal year 2011;
  Reimbursement for any monthly COBRA premium payments made by him for himself and his dependents in the twelve months following his separation from service; provided however, that such COBRA reimbursements will terminate when he becomes eligible for substantially equivalent health insurance coverage in connection with new employment or self-employment; and
  Immediate vesting of 50% of all then-unvested shares subject to his option agreement and the RSUs provided, however, that this will cease to apply after August 18, 2012.

     In the event of Mr. Maasberg’s separation of employment by the Company without Cause or for Good Reason within six months prior to and twelve months following a change of control, also subject to Mr. Maasberg’s delivery of a general release, Mr. Maasberg will receive all the termination payments set forth above (other than the 50% vesting acceleration) and 100% of his then unvested shares subject to his option agreement and the RSUs shall immediately accelerate and become exercisable or be settled, as applicable.

     Upon a change in control, 100% of Mr. Maasberg’s then unvested shares subject to his option agreement and 50% of the then unvested shares subject to the RSUs shall immediately accelerate and become exercisable or be settled, as applicable.

     “Cause” is defined in Mr. Maasberg’s employment agreement to mean (i) his continued failure to perform (other than by reason of death or illness or other physical or mental incapacity) his duties and responsibilities as assigned by the Board, which is not remedied within 30 days’ written notice from the Company, (ii) a material breach by Mr. Maasberg of the employment agreement or the Proprietary Information and Inventions Agreement, which is not cured within 10 days’ written notice from the Company (if such breach is susceptible to cure), (iii) Mr. Maasberg’s gross negligence or willful misconduct, which is injurious to the Company or its reputation, (iv) Mr. Maasberg’s material violation of a material Company policy including its Code of Business Conduct, which is not cured within 10 days’ written notice from the Company (if such violation is susceptible to cure), (v) fraud, embezzlement or other material dishonesty with respect to the Company, (vi) conviction of a crime constituting a felony or conviction of any other crime involving fraud, dishonesty or moral turpitude or (vii) failing or refusing to cooperate, as reasonably requested in writing by the Company, in any internal or external investigation of any matter in which the Company has a material interest (financial or otherwise) in the outcome of the investigation.

     “Change in Control” is defined in Mr. Maasberg’s employment agreement to mean (i) a sale, conveyance, exchange or transfer in which any non-current stockholder becomes the beneficial owner of more than fifty (50%) percent of the total voting power of all the then outstanding voting securities; (ii) a merger, consolidation or reorganization of the Company; (iii) a sale of substantially all of the assets of the Company or a liquidation or dissolution of the Company; (iv) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are incumbent directors; or (v) any other transactions or series of related transactions occur which have substantially the same effect as the transactions specified in any of the preceding subsections (i)-(iv).

     “Good Reason” is defined in Mr. Maasberg’s employment agreement to mean any material breach of this Agreement by the Company or the occurrence of any one or more of the following without Mr. Maasberg’s prior express written consent: (i) a material diminution in his authority, duties or responsibilities; (ii) a diminution in his base salary other than a reduction which is part of an across-the board reduction in the salaries of all senior executives of the Company; or (iii) the Company moves its primary location more than fifty (50) miles from its Emeryville headquarters.

     The above description is a summary of the potential payments upon termination or change of control and is fully qualified by the full text of the employment agreement, which has been filed with the SEC.

     Mr. Rivera. Pursuant to his employment agreement, in the event Mr. Rivera’s employment is terminated for good reason or without cause, Mr. Rivera was to be entitled to the following

  A lump sum severance payment equal to 1.5 times his then current base salary;
  Any annual bonus awarded to Mr. Rivera prior to the date of termination but not yet paid;
  Mr. Rivera’s annual base salary through the date of termination to the extent not yet paid;
  Any compensation previously deferred by Mr. Rivera;
  Any unreimbursed business expenses;
  Any “accrued investments” (as defined in the employment agreement); and
  Any “accrued welfare benefits”, including any amounts owed as a result of accrued vacation.

     Mr. Rivera’s agreement also provides that any amounts, payments, entitlements and benefits earned, accrued or owing but not yet paid will be made in the event of his death or disability or if his employment is terminated for cause. Mr. Rivera’s agreement did not contain a provision for additional payment based on a change of control.

     Under the terms of the agreement: (i) “cause” means (a) the failure of Mr. Rivera to materially perform his obligations and duties thereunder to our satisfaction, which failure is not remedied within 45 days after receipt of written notice from us, (b) commission by Mr. Rivera of an act of fraud upon, or willful gross misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Rivera of certain sections of the agreement, which, in either case, is not remedied within 15 business days after receipt of written notice from us or our Board, (d) the conviction of Mr. Rivera of any felony (or a plea of nolo contendere thereto) or any crime involving moral turpitude, or (e) the failure of Mr. Rivera to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the agreement, which is not remedied within 30 business days after receipt of written notice from us or our Board; and (ii) “good reason” shall mean any material breach by us of any provision of the agreement and shall also include our (or our successors and assigns) substantially altering the position, geographic location or responsibilities of Mr. Rivera during the term of his employment.

     Mr. Rivera resigned as President and Chief Executive Officer effective August 18, 2010. Under the terms of Mr. Rivera’s separation and release agreement, he was paid all wages, salary, bonuses and reimbursable expenses that were owed as well as $27,876 of accrued vacation. In addition, Mr. Rivera was paid $375,000 (1.5 times his base salary) in accordance with the terms of his employment agreement. The Company repurchased 170,000 shares of common stock from Mr. Rivera at the then market price of $0.33 for a total payment of $56,100. The Company also amended Mr. Rivera’s stock option agreement to extend the period in which he may exercise unexercised vested shares from ninety (90) days to one year following the date of his resignation.

     Mr. Taylor. Pursuant to his employment agreement, in the event Mr. Taylor’s employment is terminated without cause, we will pay to Mr. Taylor an amount equal to six months of his current annual base salary at the time of termination. At the end of fiscal year 2011, this provision would have entitled Mr. Taylor to $137,500, plus any other amounts accrued but not yet paid. If the Company is acquired of undergoes a change of control and Mr. Taylor is terminated without Cause within two years following the change of control he will be entitled to one year of his then base salary as severance. Mr. Taylor’s agreement also provides that if the Company is acquired or undergoes a change of control and his employment is terminated without Cause, any unvested options shall immediately vest.

     Under the terms of the agreement: “Cause” means (a) the failure of Mr. Taylor to perform his obligations and duties to the satisfaction of us, which failure is not remedied with in fifteen days after receipt of written notice, (b) commission by Mr. Taylor of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Taylor of certain sections of our Proprietary Information and Inventions Agreement (“PIAA”), (d) the failure of Mr. Taylor to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the PIAA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of Mr. Taylor of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

     Mr. Taylor unexpectedly passed away on September 19, 2011. In addition to his accrued salary and vacation, the Company continued paying Mr. Taylor’s salary through year end and provided a bonus of $10,000. Payments in addition to Mr. Taylor’s accrued salary and vacation totaled $82,951.

     Ms. Mackintosh. Ms. Mackintosh’s agreement provided that, in the event her employment is terminated without Cause, we shall pay to Ms. Mackintosh an amount equal to six months of her current annual base salary at the time of termination. Ms. Mackintosh’s agreement did not contain a provision for additional payment based on a change of control; however, we would have required any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: “Cause” means (a) the failure of Ms. Mackintosh to perform her obligations and duties to the satisfaction of us, which failure is not remedied with in fifteen days after receipt of written notice, (b) commission by Ms. Mackintosh of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Ms. Mackintosh of certain sections of our PIAA, (d) the failure of Ms. Mackintosh to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the PIAA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of Ms. Mackintosh of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

     Ms. Mackintosh resigned as Chief Financial Officer effective January 31, 2011. Under the terms of her termination agreement, in addition to all wages, salary, bonuses and reimbursable expenses that were owed, she was paid 125,000 of severance (0.5 times her base salary of 250,000) as well as $22,842 of accrued vacation. In addition, the Company paid $7,239 for COBRA benefits for her and her family.

     Mr. Lovelady. Pursuant to his employment agreement, in the event Mr. Lovelady’s employment is terminated without cause after six months of employment, we will pay to Mr. Lovelady an amount equal to six months of his current annual base salary at the time of termination. At the end of fiscal year 2011, this provision would have entitled Mr. Lovelady to $112,500, plus any other amounts accrued but not yet paid. Mr. Lovelady’s agreement does not contain a provision for additional payment based on a change of control; however, we will require any successor to us to assume expressly and agree to perform this employment agreement in the same manner and to the same extent that we would be required to perform.

     Under the terms of the agreement: “cause” means (a) the failure of Mr. Lovelady to perform his obligations and duties to the satisfaction of us, which failure is not remedied with in fifteen days after receipt of written notice, (b) commission by Mr. Lovelady of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Mr. Lovelady of certain sections of our Proprietary Information and Inventions Agreement (“PIAA”), (d) the failure of Mr. Lovelady to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the PIAA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of Mr. Lovelady of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

     Mr. Lovelady resigned as Senior Vice President of Sales effective September 30, 2011. Under the terms of his termination agreement, in addition to all wages, salary and reimbursable expenses that were owed, he was paid $56,250 of severance (three months salary) as well as sales commissions of $2,779.

     Ms. Stewart. Pursuant to her employment agreement, in the event Ms. Stewart’s employment is terminated without cause after 90 days of employment, we will pay to Ms. Stewart an amount equal to six months of her current annual base salary at the time of termination. At the end of fiscal year 2011, this provision would have entitled Ms. Stewart to $118,000, plus any other amounts accrued but not yet paid. If the Company is acquired of undergoes a change of control and Ms. Stewart is terminated without Cause within two years following the change of control she will be entitled to one year of her then base salary as severance and one year of COBRA benefits for her and her family. Ms. Stewart’s agreement also provides that if the Company is acquired or undergoes a change of control and her employment is terminated without Cause, any unvested options shall immediately vest.

     Under the terms of the agreement: “cause” means (a) the failure of Ms. Stewart to perform her obligations and duties to the satisfaction of us, which failure is not remedied with in fifteen days after receipt of written notice, (b) commission by Ms. Stewart of an act of fraud upon, or willful misconduct toward, us or any of our affiliates, (c) a material breach by Ms. Stewart of certain sections of our Proprietary Information and Inventions Agreement (“PIAA”), (d) the failure of Ms. Stewart to carry out, or comply with, in any material respect, any directive of the Board consistent with the terms of the PIAA, which in the case of each situation above is not remedied within 15 days after receipt of written notice from us or our Board, or (e) the conviction of Ms. Stewart of (or a plea of nolo contendere to) any felony or any crime involving moral turpitude.

     Ms. Stewart resigned as Senior Vice President of Marketing effective January 13, 2012. She was paid all wages, salary, bonuses and reimbursable expenses that were owed, but was not paid any severance.

Tax and Accounting Implications

Deductibility of Executive Compensation

     As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code, which provides that we may not deduct compensation of more than $1 million that is paid to certain individuals, subject to certain exceptions. We believe that compensation paid is generally fully deductible for federal income tax purposes. However, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for our executive officers.

Accounting for Stock-Based Compensation

     We recognize total stock-based expense including employee stock awards and purchases under our 2005 Plan in accordance with the provisions of ASC Topic 718.

Monitoring the Effectiveness of our Compensation Practices

     Despite the informal and relatively subjective nature of the compensation practices set forth above, we nonetheless believe that, at least to date, they have been relatively successful in attracting and retaining the employees necessary to operate, manage and grow our businesses. Indeed, no officer has left the Company during the past year as a result of inadequate compensation.

     COMPENSATION COMMITTEE REPORT

     The Compensation Committee has reviewed and discussed with management the disclosures set forth above under the heading “Compensation Discussion and Analysis” and, based on such review and discussions, the Compensation Committee recommended to the Board that such disclosure be included in our Proxy Statement and in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011.

     William T. Comfort, III

EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following table summarizes, with respect to our Chief Executive Officer and each of our other named executive officers, information relating to the compensation earned for services rendered in all capacities during fiscal year 2011.

						Non-Equity
						Incentive Plan
				Stock	Option	Compensation	All Other
Name and		Salary	Bonus	Awards	Grants (1)	(2)	Compensation	Total
Principal Position	Year	$	$	$	$	$	$	$
Wolfgang Maasberg (3)
President and Chief Executive
Officer	2011	303,782	100,000	1,485,000	186,652	100,000	30,000	2,205,434

Luis A. Rivera (4)
Former President and Chief
Executive Officer	2011	34,134					402,876	437,010
	2010	204,167				161,144	14,615	379,926

Keith Taylor (5)
Former Chief Financial Officer	2011	115,641	25,000		191,347	19,701	2,500	354,189

Heidi Mackintosh (6)
Former Chief Financial Officer	2011	142,723	25,901				155,081	323,705
	2010	220,000				31,280		251,280

Jim Lovelady (7)
Former SVP of Sales	2011	151,284	30,000		55,627		41,582	278,493

Tina Stewart (8)
Former SVP of Marketing	2011	147,407			46,952	26,612	3,000	223,971

(1)	Reflects the grant date fair value of the awards made in fiscal 2011 in accordance with the ASC 718. The assumptions used in the valuation of these awards are set forth in Note 14 to our consolidated audited financial statements for the fiscal year ended June 30, 2011, included in this Annual Report on Form 10-K and do not purport to reflect the value that will be recognized by the named executive officers upon the sale of the underlying securities. The vesting provisions of these options are also described in the footnotes to the 2011 Outstanding Equity Awards at Fiscal Year-End table below.

(2)	These compensation awards were awarded by the Compensation Committee as Company Performance Bonus awards under our bonus plan (our bonus plan is discussed in greater detail in the narrative following the Summary Compensation Table) for fiscal year 2011.

(3)	Pursuant to the terms of Mr. Maasberg’s employment agreement, $100,000 of his bonus was a sign on bonus and $30,000 of his performance bonus was guaranteed. Also pursuant to the terms of that agreement, Mr Maasberg was paid $30,000 in fiscal 2011 to offset the cost of living increase associated with his relocation. Mr. Maasberg’s compensation under Option Grants above consists of $186,652 as the grant date fair value for options granted in fiscal year 2011. Mr. Maasberg’s compensation under Bonus above consists of $1,485,000 as the grant date fair value for restricted stock units granted in fiscal year 2011.

(4)	Rivera resigned from his positions as President and Chief Executive Officer on August 18, 2010. Additional amounts included above in All Other Compensation for fiscal 2011 are severance payments of $375,000 and payout of accrued vacation of $27,876.

(5)	Pursuant to the terms of Mr. Taylor’s employment agreement, $25,000 of his bonus was paid as a sign on bonus for his first five months of employment. Mr. Taylor also received $2,500 to offset commuting expenses. Mr. Taylor’s compensation under Option Grants above consists of $191,347 as the grant date fair value for options granted in fiscal year 2011.

(6)	Ms Mackintosh resigned from her positions as Chief Financial Officer, Secretary and Treasurer effective January 31, 2011. In fiscal 2011, the amounts included above in All Other Compensation are severance payments of $125,000, payout of accrued vacation of $22,842 and COBRA reimbursements of $7,239.

(7)	Pursuant to the terms of Mr. Lovelady’s employment agreement, $30,000 of his bonus was a sign on bonus. Mr. Lovelady also received sales commissions of $41,582. Mr. Lovelady’s compensation under Option Grants above consists of $55,627 as the grant date fair value for options granted in fiscal year 2011.

(8)	Pursuant to the terms of Ms. Stewart’s employment agreement, she was reimbursed $3,000 for relocation expense. Ms. Stewart’s compensation under Option Grants above consists of $46,952 as the grant date fair value for options granted in fiscal year 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

     The following table reflects outstanding stock options held by the named executive officers as of June 30, 2011.

	Number of		Number of
	Securities		Securities				Number of		Market Value of
	Underlying		Underlying				Shares or Units		Shares or Units
	Unexercised		Unexercised		Option		of Stock That		of Stock
	Options		Options		Exercise	Option	Have Not		That Have Not
	(#)		(#)		Price	Expiration	Vested		Vested
Name	Exercisable		Unexercisable		($)	Date	#		($)
Wolfgang Maasberg President and
Chief Executive Officer			1,500,000	(1)	0.33	8/18/2020	4,500,000	(2)	855,000	(3)

Luis A. Rivera
Former President and Chief
Executive Officer	3,600,000	(4)			0.30	8/18/2011

Keith Taylor
Former Chief Financial Officer			1,250,000	(5)

Heidi Mackintosh
Former Chief Financial Officer (6)

Jim Lovelady
Former SVP of Sales			300,000	(7)
			200,000	(8)

Tina Stewart
Former SVP of Marketing			500,000	(9)

(1)	The Compensation Committee granted these options to Mr. Maasberg on August 18, 2010. The awards will vest over four years, with 25% of the total number of shares vesting on August 18, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the option on each three-month anniversary thereafter.

(2)	Mr. Maasberg was awarded 4,500,000 Restricted Stock Units (“RSUs”) as part of his employment agreement. The RSUs will vest over four years, with 25% of the total number of shares subject to the RSU vesting on August 18, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the RSU on each three-month anniversary thereafter.

(3)	Value is calculated by multiplying the number of restricted stock units that have not vested by the closing market price of our stock ($0.19) as of the close of trading on August 19, 2011.

(4)	The Compensation Committee granted this option to Mr. Rivera on May 6, 2005 and was fully vested. As part of his terms of resignation, Mr. Rivera had until August 18, 2011 to exercise this option. He did not exercise his option and the option is now forfeit.

(5)	The Compensation Committee granted this option to Mr. Taylor on January 31, 2011. The awards will vest over four years, with 25% of the total number of shares vesting on January 31, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the option on each three-month anniversary thereafter. Mr. Taylor unexpectedly passed away on September 19, 2011 and his options have been forfeited on such date.

(6)	In accordance with the terms of her option agreement, Ms. Mackintosh’s unvested options were forfeited and she had 90 days to exercise her vested options, which she did not exercise.

(7)	The Compensation Committee granted this option to Mr. Lovelady on October 25, 2010. The awards will vest over four years, with 25% of the total number of shares vesting on October 25, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the option on each three-month anniversary thereafter. Mr. Lovelady resigned on September 30, 2011 and his unvested options were forfeited on such date and he had 90 days from such date to exercise his vested options, which he did not exercise.

(8)	The Compensation Committee granted this option to Mr. Lovelady on November 24, 2010. The awards will vest over four years, with 25% of the total number of shares vesting on November 24, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the option on each three-month anniversary thereafter. Mr. Lovelady resigned on September 30, 2011 and his unvested options were forfeited.

(9)	The Compensation Committee granted this option to Ms. Stewart on November 24, 2010. The awards will vest over four years, with 25% of the total number of shares vesting on November 24, 2011, and the remainder vesting in equal installments of 1/12 of the total number of shares subject to the option on each three-month anniversary thereafter. Ms Stewart resigned on January 17, 2012 and her unvested options were forfeited on such date and she has 90 days from such date to exercise her vested options.

Option Exercises and Stock Vested Table

     None of our named executive officers exercised any stock options during fiscal year 2011.

Equity Compensation Plan Information

Number of securities
	Number of securities to be		remaining available for future
	issued upon exercise of	Weighted-average exercise of	issuance under compensation
	outstanding options, warrants	outstanding options, warrants	plans (excluding securities
	and rights	and rights	related in (a))
Plan Category	(a)	(b)	(c)
Equity compensation
plans approved by
security holders	12,709,892	$0.35	4,490,108
Equity compensation
plans not approved by
security holders		—	—

Total	12,709,892	$0.35	4,490,108

     We established the 2005 Plan on May 6, 2005. The 2005 Plan provides for grants of stock options and stock-based awards to our employees, directors and consultants. Stock options issued in connection with the 2005 Plan are granted with an exercise price per share equal to the fair market value of a share of our Common Stock at the date of grant. All stock options have ten-year maximum terms and vest, either quarterly or annually and all within four years of grant date. The total number of shares of common stock issuable under the Equity Based Compensation Plan is 17,200,000. At June 30, 2011, there were 4,490,108 shares available for grant under the 2005 Plan.

AUDIT COMMITTEE REPORT

     The Audit Committee’s purpose is to assist the Board of Directors in its oversight of internal controls, financial statements and the audit process. The Audit Committee operates pursuant to a charter adopted by the Board of Directors.

     Management is responsible for the preparation, presentation and integrity of the financial statements and maintaining internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm for the fiscal year ended June 30, 2011, Burr Pilger Mayer, Inc., were responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

     In performing its oversight role, the Audit Committee reviewed, considered and discussed the audited financial statements for fiscal year 2011 with management and the independent registered public accounting firm. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by PCAOB Standard AU 380, Communication with Audit Committees, as currently in effect. The committee received the written disclosures and the letter from the independent registered public accounting firm required by “Communication with Audit Committees Concerning Independence” stating the independent registered public accounting firm was independent within in the meaning of PCAOB Rule 3520, as currently in effect. The Audit Committee also considered whether the performance of other non-audit services by the independent registered public accounting firm is compatible with maintaining the auditor’s independence and has discussed with the auditors the auditors’ independence.

     Based on the reports and discussions described in this report, and subject to the limitations on the roles and responsibilities of the committee referred to below and in the charter, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the fiscal year ended June 30, 2011 which was filed with the SEC on September 21, 2011.

     The members of the Audit Committee are not professionally engaged in the practice of auditing or accounting and are not experts in auditor independence standards. Members of the Audit Committee rely without independent verification on the information provided to them and on the representations made by management and the independent auditors. Accordingly, the Audit Committee’s oversight does not provide an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions referred to above do not assure that the audit of the financial statements has been carried out in accordance with generally accepted auditing standards, that the financial statements are presented in accordance with generally accepted accounting principles, or that Burr Pilger Mayer, Inc. is in fact independent. The following individuals were the members of the Audit Committee during the fiscal year ended June 30, 2011:

     Andrew Richard Blair, Chairman

     Nicolas De Santis Cuadra

     AUDIT FEES

The following table sets forth the fees billed for professional audit services rendered to Lyris, Inc. by an independent registered public accounting firm, Burr Pilger Mayer, Inc., during fiscal year 2011 and 2010:

	Fiscal Year Ended June 30,
	2011	2010
	(In Thousands)
Audit fees (1)	$222	$225
Audit related fees (2)	5	15
Tax Fees	-	-
All Other Fees	-	-
Total	$227	$240

(1)	Represents fees for professional services rendered in connection with the audit of our annual financial statements and review of our quarterly financial statements.

(2)	Represents fees for professional services rendered in connection with the audit of our 401(k) benefit plan annual financial statements.

     All such services rendered by the independent auditor are permissible under applicable laws and regulations.

     The Audit Committee of the Board of Directors has adopted a policy to pre-approve all audit, audit-related, tax and other services proposed to be provided by our independent auditor prior to engaging the auditor for that purpose. Consideration and approval of such services generally will occur at the Audit Committee’s regularly scheduled quarterly meetings. In situations where it is impractical to wait until the regularly scheduled quarterly meeting, the Audit Committee may delegate authority to approve the audit, audit-related, tax and other services to a member of the committee up to a certain pre-determined level as approved by the Audit Committee. During fiscal years 2011 and 2010, respectively, our Audit-Related fees as described above were not pre-approved by the Audit Committee.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
AND RELATED STOCKHOLDER MATTERS

     The following table sets forth information with respect to the beneficial ownership of the Common Stock as of March 31, 2011 by:

  each stockholder known by us to beneficially own more than five percent of the Common Stock;
  each of our directors;
  each of our named executive officers; and
  all directors and executive officers as a group.

On March 31, 2011, there were 9,423,362 shares of Common Stock outstanding.

     We have determined beneficial ownership in accordance with the rules of the SEC. Unless otherwise indicated, the persons included in this table have sole voting and investment power with respect to all the shares of Common Stock beneficially owned by them, subject to applicable community property laws.

	Amount and Nature
	of Beneficial	Percentage of
Name of Beneficial Owner (a)	Ownership	Outstanding Shares
LDN Stuyvie Partnership (b)	2,830,208	30.0%
65 BR Trust (c)	1,497,436	15.9%
William T. Comfort, III (d)	5,402,392	57.3%
James A. Urry (e)	670,707	7.1%
Wolfgang Maasberg (f)	144,995	1.5%
Andrew Richard Blair (g)	66,813
		*
Keith Taylor (h)	-

Tina Stewart(i)	-	*
Nicolas De Santis Cuadra	8,065	*
Jim Lovelady(j)	-	*
Roy Camblin(k)	1,000	*
Christopher Harrington(l)	1,000	*
Luis Rivera(m)
Heidi Mackintosh (n)	-
All current directors and executive officers as a
group (10 persons)(o)	5,740,711,	60.9%
____________________

*	Represents beneficial ownership of less than 1%.

(a)

Inclusion of information concerning shares held by or for their spouses or children or by entities in which a person has an interest does not constitute an admission of beneficial ownership by such person. Unless otherwise indicated, the address of each director and officer is 6401 Hollis St., Suite 125, Emeryville, CA 94608.

(b)

LDN Stuyvie Partnership is a limited partnership, the sole general partner of which is William T. Comfort III, our Chairman of the Board. The address of LDN Stuyvie Partnership is 127-131 Sloane St., 4th Floor, Liscartan House, SWIX 9AS, London, UK.

(c)

65 BR Trust is a New York trust of which Mr. Comfort is an investment advisor with voting and dispositive power over the shares held by the trust. The address of 65 BR Trust is PO Box 242, Locust Valley, NY 11560. Mr. Comfort disclaims beneficial ownership of all 1,497,436 shares held by the trust.

(d)	Includes shares held by LDN Stuyvie Partnership, of which Mr. Comfort is sole general partner and shares held by 65 BR Trust of which Mr. Comfort is the investment advisor. Mr. Comfort disclaims beneficial ownership of all shares held by 65 BR Trust.

(e)	Mr. Urrry resigned from our Board of Directors effective August 31, 2011. The shares reported do not include the 2,830,208 shares beneficially owned by LDN Stuyvie Partnership, of which Mr. Urry’s spouse is a partner. Mr. Urry’s spouse has no dispositive or voting authority with respect to the shares beneficially owned by LDN Stuyvie Partnership, and Mr. Urry disclaims beneficial ownership of such shares.

(f)	Includes 43,750 shares subject to stock options held by Mr. Maasberg on March 31, 2012 and exercisable within 60 days thereafter.

(g)	Includes 55,000 shares owned by Mr. Blair and his wife, 4,000 owned by the Freimark, Blair & Co. pension fund and 7,813 owned by the Blair Family Trust. Mr. Blair disclaims beneficial ownership of 1,840 of the shares owned by the Freimark, Blair & Co. pension fund and the entire 7,813 shares are owned by the Blair Family Trust.

(h)	Mr. Taylor unexpectedly passed away on September 19, 2011 and his options have been forfeited on such date.

(i)	Ms. Stewart resigned from the company effective January 17, 2012 and her options were forfeit.

(j)	Mr. Lovelady resigned from the company effective September 30, 2011 and his options were forfeit.

(k)	Consists of 1,000 shares subject to stock options held by Mr. Camblin on March 31, 2012 and exercisable within 60 days thereafter.

(l)	Consists of 1,000 shares subject to stock options held by Mr. Harrington on March 31, 2012 and exercisable within 60 days thereafter.

(m)	Mr. Rivera resigned as an employee of the company effective August 8, 2010 and from the board of directors of the company effective November 7, 2010. His options were forfeit

(n)	Ms Mackintosh resigned from the company effective January 31, 2011 and her options were forfeit.

(o)	Represents the shares owned and shares of common stock subject to stock options that are exercisable within 60 days after March 31, 2011 for the six current directors and officers in the table above. They also include an additional 73,738 shares of common stock and an additional 42,708 shares of common stock subject to stock options exercisable within 60 days after March 31, 2012 that are held by three other executive officers.

SECTION 16(a) BENEFICIAL OWNERSHIP
REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of our shares of common stock to file with the SEC initial reports of ownership and reports of changes in such ownership. SEC rules require such persons to furnish us with copies of all Section 16(a) reports that they file. Based on a review of these reports and on written representations from the reporting persons that no other reports were required, we believe that the applicable Section 16(a) reporting requirements were complied with for all of the transactions which occurred in the fiscal year ended June 30, 2011 with the following exceptions. In November 2010 a Form 3 reporting no ownership of shares or options for Tina Stewart was not filed in a timely basis. In February 2011 a Form 4 for Nello Franco for an award of options was not filed on a timely basis.

ADDITIONAL INFORMATION

Stockholder Proposals for Next Annual Meeting

     Subject to Rule 14a-8 of the Exchange Act, any stockholders who desire to submit a proposal (a “Rule 14a-8 Proposal”) for inclusion in next year’s proxy statement must submit a Rule 14a-8 Proposal to us at our principal executive offices no later than December 14, 2012. Only those Rule 14a-8 Proposals that are timely received by us and are proper for stockholder action (and otherwise proper) will be included in our proxy materials.

     Stockholders desiring to propose action at the annual meeting of stockholders must comply with Article III of our Bylaws. Under Article III, a stockholder must submit to us, not fewer than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual meeting or, in the event that the date of the meeting is changed by more than 30 days from the anniversary of the preceding year’s annual meeting, no later than the close of business on the 10th business day following the earlier of the day on which notice of the date of the meeting was mailed or public disclosure was made, a written notice setting forth (a) a brief description of the business desired to be brought before the meeting and the business reasons for conducting such business at the meeting, (b) the name and address, as they appear on our books, of the stockholder proposing such business, and the name and address of the beneficial owner, if any, on whose behalf the proposal is made, (c) the number of shares of Common Stock which are owned beneficially and of record by such stockholder of record and by the beneficial owner, if any, on whose behalf the proposal is made, and (d) any material interest of such stockholder of record and the beneficial owner, if any, on whose behalf the proposal is made in such business. The person presiding at the annual meeting will determine whether business is properly brought before the meeting and will not permit the consideration of any business not properly brought before the meeting.

     Written requests for inclusion of any stockholder proposal should be addressed to Corporate Secretary, Lyris, Inc., 6401 Hollis St., Suite 125, Emeryville, CA 94608. The Company suggests that any such proposal be sent by certified mail, return receipt requested.

     The Board of Directors will consider any nominee recommended by stockholders for election at the annual meeting of the stockholders to be held following the fiscal year ending June 30, 2012, if that nomination is submitted in writing, in accordance with our Bylaws, to Corporate Secretary at the address in the preceding paragraph.

     It is important that Proxies be returned promptly. Whether or not you expect to attend the meeting in person, you are urged to complete, sign, date and return the Proxy in the enclosed postage paid, addressed envelope.

ANNUAL REPORT AND OTHER INFORMATION

     Our Annual Report to Stockholders for the fiscal year ended June 30, 2011, is being mailed to stockholders concurrently with this Proxy Statement and does not form part of the proxy solicitation material.

     A copy of our Annual Report on Form 10-K for the year ended June 30, 2010, as filed with the SEC, will be sent to any stockholder without charge upon written request addressed to Corporate Secretary, Lyris, Inc., 103 Foulk Road, Suite 205Q, Wilmington, Delaware 19803. The Annual Report on Form 10-K is also available at the SEC's website in its EDGAR database at www.sec.gov.

     Stockholders may request copies of our Code of Business Conduct and Ethics and the Audit Committee charter by writing to the Corporate Secretary at the address set forth in the previous paragraph.

     The Compensation Committee Report, the Audit Committee Report and references in this Proxy Statement to the independence of directors serving on the Audit Committee are not deemed to be “soliciting material” or “filed” with the SEC, are not subject to the liabilities of Section 18 of the Exchange Act, and shall not be deemed incorporated by reference into any of the filings previously made or made in the future by us under the Exchange Act or the Securities Act of 1933, as amended (except to the extent we specifically incorporate any such information into a document that is filed).

By Order of the Board of Directors,

/s/ Wolfgang Maasberg
Wolfgang Maasberg
Chief Executive Officer

LYRIS, INC. 6401 Hollis Street Suite 125 Emeryville, CA 94608

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
		For	Withhold	For All
		All	All	Except
The Board of Directors recommends you vote FOR the following:

1.	Election of Directors	☐	☐	☐
Nominees
To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

01 Andrew Richard Blair 02 Nicolas DeSantis Cuadra

		For	Against	Abstain
The Board of Directors recommends you vote FOR the following proposal:

2	For ratification of the appointment of Burr Pilger Mayer, Inc. as the independent auditors for the Company for the fiscal year ending June 30, 2012.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

LYRIS, INC.
Annual Meeting of Stockholders
May 10, 2012 10:30 AM
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoints Wolfgang Maasberg as proxy, with the power to appoint his substitute, and hereby authorizes him to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of LYRIS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of stockholder(s) to be held at 10:00 AM, PDT on 5/10/2012, at the Lyris Technologies, Inc. 6401 Hollis St., Suite 125 Emeryville, CA, 94608, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations.

Continued and to be signed on reverse side